For six months ended April 30, 2006
                          Attachment 77C to form N-SAR
                      For Series Nos. 2 (Value Equity Fund)
                           and 4 (Growth Equity Fund)
                                File No. 811-7470


In accordance with the Instructions for Item 77C of Form N-SAR, this attachment describes matters submitted to a vote of security holders of the Registrant.

     a) A Special Meeting of Shareholders was held on December 20, 2005 regarding proposals to approve an Agreement and Plan of Reorganization and Termination concerning each of Growth Equity Fund and Value Equity Fund, both series of Heritage Series Trust.

     b)   Not applicable.

     c) Shareholders of Value Equity were asked to consider and approve an Agreement and Plan of Reorganization and Termination, which provided for the reorganization of the Value Equity Fund into Heritage Growth and Income Trust, a Massachusetts business trust.

          Shareholders of Growth Equity were asked to consider and approve an Agreement and Plan of Reorganization and Termination, which provided for the reorganization of the Growth Equity Fund into Heritage Capital Appreciation Trust, a Massachusetts business trust.

          The shareholder votes are noted below:

          Growth Equity Fund Shareholders         Value Equity Fund Shareholders
          -------------------------------         ------------------------------

          Affirmative         Negative            Affirmative       Negative
          Votes Cast          Votes Cast          Votes Cast        Votes Cast
          ----------          ----------          ----------        ----------

          1,883,343           42,501              972,732           24,582

     d)   Not applicable.